EXHIBIT 5.1

OPINION OF COUNSEL

September 30, 2005

JDS Uniphase Corporation

1768 Automation Parkway

San Jose, California 95131

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-8 to be filed by JDS Uniphase Corporation, a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) on September 29, 2005 (the “Registration Statement”), in connection with the registration under the Securities Act of 1933, as amended, of 16,000,000 shares of the Company’s Common Stock, $0.001 par value (the “Common Stock”) reserved for issuance under the Company’s 2005 Acquisition Equity Incentive Plan (the “2005 Plan”).

As counsel to the Company, we have examined the proceedings taken by the Company in connection with the reservation of an aggregate of 16,000,000 shares of Common Stock for issuance under the 2005 Plan.

It is our opinion that the 16,000,000 shares of Common Stock which may be issued and sold by the Company pursuant to the 2005 Plan, when issued and sold in the manner referenced in the Registration Statement, will be legally and validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement and any further amendments thereto.

Very truly yours,

/s/ Morrison & Foerster LLP
Morrison & Foerster LLP